UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 5, 2005

Date of report (Date of earliest event reported)

CROWN FINANCIAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	000-51175	20-2045547
(State of Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification)

525 Washington Boulevard, Jersey City, NJ 07310

(Address of principal executive offices and zip code)

(201) 459-9500

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.02 Termination of a Material Definitive Agreement

Landlord Default

On August 5, 2005, TrizecHahn Newport LLC (“Trizec”), as landlord, issued a Default Notice in connection with the Company’s and Group’s (both as defined below) lease of their principal office and storage space at 525 Washington Boulevard in Jersey City, New Jersey. The Default Notice is due to the Company’s and Group’s non-payment of rent as a result of their financial difficulties and their inability to attract funding to finance their operations. Base rent charges are currently $71,367 per month for 31,155 rentable square feet of office and storage space. The lease commenced on January 22, 1996 and was scheduled to terminate on July 31, 2011.

On September 26, 2005, the Superior Court of New Jersey, Hudson County, Law Division Civil Part, issued a Judgment for Possession in favor of Trizec. The Company is cooperating with the landlord and will vacate the premises as soon as is practicable after securing all vital corporate records.

SunGard Default

On September 6, 2005, Automated Securities Clearance Ltd. d/b/a SunGard Trading Systems issued a Default Notice in connection with Group’s Service Bureau Agreement (the “Agreement”). The Default Notice is due to Group’s non-payment of license and access fees related to Sungard’s integrated trading and trade management system as a result of its financial difficulties and its inability to attract funding to finance its operations. License and access fees are currently $10,828 per month and are tied to the number of terminals utilized by Group. The original Agreement was executed on June 5, 2003 and the Third Amendment to the Agreement extended the expiration date to July 31, 2007.

As disclosed in detail at Item 1.03 below, the Company and Group executed an Assignment for the Benefit of Creditors on October 4, 2005.

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Item 1.03 Bankruptcy or Receivership

On October 4, 2005, Crown Financial Holdings, Inc., a New Jersey corporation (the “Company”) executed an Assignment for the Benefit of Creditors (the “Assignment”) pursuant to Title 2A:19 of the New Jersey Business Corporation Act (the “New Jersey law”). The Board of Directors of the Company resolved to proceed with the Assignment in light of the Company’s inability to reach the level of financing necessary to restructure its business operations. The Assignment is a legally prescribed business liquidation mechanism under the New Jersey law that is an alternative to a formal bankruptcy proceeding.

Mr. Gary K. Norgaard, Esq. will serve as the assignee in a fiduciary capacity in connection with the foregoing Assignment (the “Assignee”) and will assume his duties effective immediately. The Assignment proceeding is effected by the execution of a Deed of Assignment for the Benefit of Creditors (the “Deed”), which transfers all of the Company’s assets to the Assignee to hold custodia legis for the benefit of creditors. The Company anticipates that the Deed will be filed and recorded in and with the Register of Hudson County and the Surrogate of Hudson County shortly. The case will be administered under the jurisdiction of the Superior Court of New Jersey, Chancery Division, Probate Part, Hudson County (the “Court”). The Assignee must also file with the clerk of the Court an inventory and valuation of the Company’s assets so far as it has come to the Assignee’s knowledge.

Under the terms of the Assignment, the Company transferred to the Assignee, in trust for the benefit of the Company’s creditors, all of its property, including, but not limited to, the Company’s assets, accounts receivable, list of creditors, books and records, etc. The Assignee is further required to give public notice by advertising in a New Jersey newspaper and circulating a notice in the neighborhood where the creditors reside. Such notice will inform the creditors, inter alia, that the Assignment has been made and that all creditor claims must be presented under oath to the Assignee within 3 months from the date of the Assignment, or be barred.

Under the New Jersey law, the Assignee has the full power and authority to, inter alia, dispose of all of the Company’s property, sue for and recover in his own name everything belonging to the Company, compromise and settle all claims, disputes and litigations of the Company, and review any transfers of the Company’s property within 4 months of the assignment for potential preferential payments.

The Company’s Quarterly Reports on Form 10-Q for the periods ended April 30, 2005 and July 31, 2005 are past due and the Company plans to file such reports as soon as possible.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the New Jersey law, the Deed and related filings on file with the Court.

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Crown Financial Group, Inc.

Similar Assignment and Deed were executed by and filed on behalf of the Company’s wholly-owned subsidiary, Crown Financial Group, Inc. (the “Group”). In connection with the foregoing, Group has ceased its operations as a broker-dealer and on September 30, 2005 filed a Uniform Request for Withdrawal from Broker-Dealer Registration with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and various jurisdictions. Group has not conducted any securities business since late February, shortly after it ceased market making activities. Group has been out of net capital compliance since May 2005 and has not been able to regain compliance.

Section 8 – Other Events

Item 8.01 Other Events

On October 4, 2005, the Company issued a press release announcing the Assignment. A copy of such press release is attached as Exhibit 99.1 hereto. The reader is advised to read this press release in its entirety.

Section 9 Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

99.1	Press release dated October 4, 2005.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CROWN FINANCIAL HOLDINGS, INC.

Date: October 4, 2005	By:	/s/ Jeffrey M. Hoobler
	Name:	Jeffrey M. Hoobler
	Title:	Interim CEO and President

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